Exhibit 99.1
Investors: Scott Wenhold
Graphic Packaging Holding Company
770-644-3062
Media: Lois Becton
Graphic Packaging Holding Company
770-644-3515
Graphic Packaging Holding Company Reports Second Quarter 2008 Results
Second Quarter Highlights
•	Net Loss and Adjusted Net Income were $(0.01) and $0.01 per share for second quarter of 2008 compared to a Net Loss of $(0.11) per share and a Pro Forma Net Loss of $(0.07) per share in the prior year quarter.

•	EBITDA and Adjusted EBITDA were $129.0 million and $138.1 million for second quarter 2008 compared to EBITDA of $87.6 million and Pro Forma EBITDA of $130.4 million in the prior year quarter.

•	Achieved annualized synergies in excess of $15 million. Expect to obtain $90 million target by 2010, earlier than 2012, as originally planned.

•	Subsequent to quarter end, announced agreement to sell two coated-recycled board mills.
MARIETTA, Ga., August 6, 2008. Graphic Packaging Holding Company (NYSE: GPK), a leading provider of packaging solutions to food, beverage and other consumer products companies, today reported a Net Loss for the second quarter 2008 of $(4.3) million, or $(0.01) per diluted share, based upon 342.9 million shares. Excluding charges associated with the combination with Altivity Packaging, LLC (“Altivity”), Adjusted Net Income was $4.8 million, or $0.01 per diluted share. This compares to a second quarter 2007 Net Loss of $(21.3) million, or $(0.11) per diluted share, based upon 201.8 million shares.
“We are pleased with our progress following the combination with Altivity as results improved for the quarter despite unprecedented rising costs for fiber, chemicals and energy,” said David W.

Scheible, President and Chief Executive Officer. “Higher pricing, continuous improvement cost reductions and synergy achievement combined to more than offset inflation and drive an improvement over the prior year period.”
“The recent pullback in energy and energy related costs is certainly welcome, but we also have a series of action plans in place to combat higher costs. Our first priority is to ensure that the marketplace shares the inflationary costs we are experiencing. As a result, we are pushing hard to see that our recently announced price increases for both CUK and CRB are completely implemented including our new freight allowances with these customers. In concert with our board price moves, we continue to raise prices on our contracted folding carton products as negotiated price escalators reset.”
“In addition to driving price increases, we have expedited the timetable for achieving the previously announced $90 million in annualized synergies associated with the combination with Altivity. Specifically, by the end of the second quarter, we had reached annualized synergies in excess of $15 million and now expect to reach our $90 million target by 2010.”
Net Sales
Net sales increased 83.2% to $1,141.7 million during second quarter 2008, compared to second quarter 2007 net sales of $623.1 million. When comparing against the prior year quarter, net sales in the first quarter of 2008 were positively impacted by:
•	$496 million from the inclusion of Altivity results;

•	$14 million of favorable pricing; and

•	$9 million of favorable foreign currency exchange rates.
Attached is supplemental data showing second quarter 2008 net sales and net tons sold by each of the Company’s business segments: Paperboard Packaging, Multi-wall Bag and Specialty

Packaging. Pro forma net sales and pro forma net tons sold are also shown assuming the combination with Altivity occurred on January 1, 2007.
EBITDA
EBITDA for second quarter 2008 was $129.0 million. Excluding charges associated with the combination with Altivity, Adjusted EBITDA was $138.1 million. This compares to second quarter 2007 EBITDA of $87.6 million. When comparing against the prior year quarter, EBITDA was positively impacted by:
•	$35 million from the inclusion of Altivity results;

•	$14 million of favorable pricing;

•	$20 million of lower operating costs as a result of ongoing continuous improvement programs and favorable performance;

•	$11 million related to the change in fair value of an interest rate hedging contract which was assumed from Altivity; and

•	$4 million from a lawsuit settlement.
EBITDA was negatively impacted by:
•	$23 million of higher input costs primarily related to increased prices for fiber, chemicals and energy;

•	$12 million related to a step-up in inventory basis to fair value as a result of the combination with Altivity; and

•	$8 million of charges related to the combination with Altivity.

Other Results
At the end of the second quarter of 2008, the Company’s total debt was $3,108.2 million, representing a $46.5 million decrease from total debt of $3,154.7 million at the end of the first quarter 2008. Total debt was $1,968.4 million at the end of second quarter 2007. Approximately $1.2 billion of debt was assumed in connection with the combination with Altivity. The Company has a $400 million revolving facility. As of June 30, 2008, the Company had available liquidity under this facility of $319.1 million.
Net interest expense was $57.1 million for second quarter 2008, as compared to net interest expense of $43.0 million in second quarter 2007. The increase was primarily due to the additional debt assumed in the combination with Altivity.
In the second quarter of 2008, the Company incurred $9.6 million of income tax expense, which was predominately attributable to the noncash expense associated with the amortization of goodwill for tax purposes. The Company has a $1.4 billion net operating loss that is available to offset future taxable income in the United States.
Capital expenditures for second quarter 2008 were $47.4 million compared to $22.8 million in the second quarter of 2007. Approximately $15.7 million of second quarter 2008 capital expenditures were related to the inclusion of Altivity results.
Under the terms of its Credit Agreement, as long as any commitment remains outstanding under the revolving credit facility, the Company must comply with a maximum consolidated secured leverage ratio. As of June 30, 2008, the Company’s ratio was 3.28 to 1.00, in compliance with the required maximum ratio of 5.25 to 1.00. The calculation of this covenant along with a tabular reconciliation of EBITDA, Adjusted EBITDA, Credit Agreement EBITDA and Adjusted Net Loss to Net Loss is attached to this release.

On July 10, 2008, the Company announced that it had signed an agreement with an affiliate of Sun Capital Partners, Inc. to sell two coated-recycled board (CRB) mills as required by the U.S. Department of Justice pursuant to the Consent Decree governing the combination of Graphic Packaging International, Inc. and Altivity in March 2008. The mills being sold are located in Philadelphia, Pennsylvania and Wabash, Indiana. The transaction is subject to review by the U.S. Department of Justice and other customary closing conditions.
Quarterly Pro Forma Comparisons
All pro forma results referenced in this release give effect to the combination with Altivity as if it had occurred on January 1, 2007. The pro forma information is not necessarily indicative of what the combined companies’ results of operations actually would have been if the combination had been completed on the date indicated.
•	Second quarter 2008 Adjusted Net Income of $4.8 million or $0.01 per share compares to second quarter 2007 Pro Forma Net Loss of $(22.6) million or $(0.07) per share;

•	Second quarter 2008 Net Sales of $1,141.7 were 2.3 percent higher than second quarter 2007 Pro Forma Net Sales of $1,115.9 million; and

•	Second quarter 2008 Adjusted EBITDA of $138.1 million compares to second quarter 2007 Pro Forma EBITDA of $130.4 million.
Earnings Call
The Company will host a conference call at 10:00 am (EDT) on Thursday, August 7, 2008 to discuss the results of the second quarter of 2008. To access the conference call, listeners calling from within North America should dial 800-392-9489 at least 10 minutes prior to the start of the conference call (Conference ID# 55952154). Listeners may also access the audio webcast at the

Investor Relations section of the Graphic Packaging website: http://www.graphicpkg.com. Replays of the call can be accessed for one week by dialing 800-642-1687.
Forward Looking Statements
Any statements of the Company’s expectations in this press release constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such statements, which include statements regarding our performance and our ability to recognize $90 million of annualized synergies by 2010, are based on currently available information and are subject to various risks and uncertainties that could cause actual results to differ materially from the Company’s present expectations. These risks and uncertainties include, but are not limited to, the Company’s substantial amount of debt, inflation of and volatility in raw material and energy costs, continuing pressure for lower cost products, the Company’s ability to implement its business strategies, including productivity initiatives and cost reduction plans, currency movements and other risks of conducting business internationally, and the impact of regulatory and litigation matters, including those that impact the Company’s ability to protect and use its intellectual property. Undue reliance should not be placed on such forward-looking statements, as such statements speak only as of the date on which they are made and the Company undertakes no obligation to update such statements. Additional information regarding these and other risks is contained in the Company’s periodic filings with the SEC.
About Graphic Packaging Holding Company
Graphic Packaging Holding Company (NYSE:GPK), headquartered in Marietta, Georgia, is a leading provider of packaging solutions for a wide variety of products to food, beverage and other consumer products companies. The Company is one of the largest producers of folding cartons and holds a leading market position in coated-recycled boxboard and specialty bag packaging. The Company’s customers include some of the most widely recognized companies in the world. Additional information about Graphic Packaging, its business and its products is available on the Company’s web site at www.graphicpkg.com.

GRAPHIC PACKAGING HOLDING COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30,	December 31,
In millions, except share and per share amounts	2008	2007

ASSETS
Current Assets:
Cash and Cash Equivalents	$15.8	$9.3
Receivables, Net	427.0	226.7
Inventories	585.5	318.6
Other Current Assets	44.9	31.7
Assets Held for Sale	20.4	—
-
Total Current Assets	1,093.6	586.3

Property, Plant and Equipment, Net	1,984.1	1,376.2
Goodwill	1,173.8	641.5
Intangible Assets, Net	687.5	140.4
Other Assets	51.0	32.9
Assets Held for Sale	28.9	—
-
Total Assets	$5,018.9	$2,777.3

LIABILITIES
Current Liabilities:
Short Term Debt and Current Portion of Long Term Debt	$23.3	$6.6
Accounts Payable	343.1	222.4
Other Accrued Liabilities	260.6	177.8
Liabilities Held for Sale	21.7	—

Total Current Liabilities	648.7	406.8

Long Term Debt	3,084.9	1,871.8
Deferred Tax Liabilities	155.2	141.5
Accrued Pension and Postretirement Benefits	179.0	170.3
Other Noncurrent Liabilities	47.1	42.9

Total Liabilities	4,114.9	2,633.3

SHAREHOLDERS’ EQUITY
Preferred Stock, par value $.01 per share; 100,000,000 shares authorized; no shares issued or outstanding	—	—
Common Stock, par value $.01 per share; 1,000,000,000 shares authorized; 342,253,121 and 200,978,569 shares issued and outstanding at June 30, 2008 and December 31, 2007, respectively	3.4	2.0
Capital in Excess of Par Value	1,954.6	1,191.6
Accumulated Deficit	(1,003.3)	(975.7)
Accumulated Other Comprehensive Loss	(50.7)	(73.9)

Total Shareholders’ Equity	904.0	144.0

Total Liabilities and Shareholders’ Equity	$5,018.9	$2,777.3

GRAPHIC PACKAGING HOLDING COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
In millions, except per share amounts	2008	2007	2008	2007

Net Sales	$1,141.7	$623.1	$1,866.0	$1,207.2
Cost of Sales	998.1	541.2	1,635.8	1,069.3
Selling, General and Administrative	89.7	43.2	151.0	85.4
Research, Development and Engineering	1.9	2.1	3.9	4.5
Other Income, Net	(9.9)	(2.4)	(12.1)	(3.8)

Income from Operations	61.9	39.0	87.4	51.8

Interest Income	0.4	0.1	0.5	0.3
Interest Expense	(57.5)	(43.1)	(100.3)	(86.4)
Loss on Early Extinguishment of Debt	—	(9.5)	—	(9.5)

Income (Loss) before Income Taxes and Equity in Net Earnings of Affiliates	4.8	(13.5)	(12.4)	(43.8)

Income Tax Expense	(9.6)	(6.4)	(16.0)	(13.8)

Loss before Equity in Net Earnings of Affiliates	(4.8)	(19.9)	(28.4)	(57.6)

Equity in Net Earnings of Affiliates	0.5	0.3	0.8	0.5

Loss from Continuing Operations	(4.3)	(19.6)	(27.6)	(57.1)

Loss from Discontinued Operations, Net of Taxes	—	(1.7)	—	(2.9)

Net Loss	$(4.3)	$(21.3)	$(27.6)	$(60.0)

Loss Per Share — Basic
Continuing Operations	$(0.01)	$(0.10)	$(0.10)	$(0.28)
Discontinued Operations	—	(0.01)	—	(0.02)

Total	$(0.01)	$(0.11)	$(0.10)	$(0.30)

Loss Per Share — Diluted
Continuing Operations	$(0.01)	$(0.10)	$(0.10)	$(0.28)
Discontinued Operations	—	(0.01)	—	(0.02)

Total	$(0.01)	$(0.11)	$(0.10)	$(0.30)

Weighted Average Number of Shares Outstanding — Basic	342.9	201.8	288.7	201.5
Weighted Average Number of Shares Outstanding — Diluted	342.9	201.8	288.7	201.5

GRAPHIC PACKAGING HOLDING COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended
	June 30,
In millions	2008	2007

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(27.6)	$(60.0)
Noncash Items Included in Net Loss:
Depreciation and Amortization	117.7	103.5
Loss on Early Extinguishment of Debt	—	9.5
Deferred Income Taxes	13.2	9.2
Pension, Postemployment and Postretirement Benefits Expense, Net of Contributions	(20.6)	6.2
Amortization of Deferred Debt Issuance Costs	3.7	4.2
Other, Net	14.4	4.2
Changes in Operating Assets & Liabilities	(84.8)	(67.8)

Net Cash Provided by Operating Activities	16.0	9.0

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital Spending	(83.3)	(42.6)
Acquisitions Costs Related to Altivity	(29.8)	—
Cash Acquired Related to Altivity	60.2	—
Proceeds from Disposal of Property	0.7	—
Other, Net	(2.3)	(1.6)

Net Cash Used in Investing Activities	(54.5)	(44.2)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Issuance of Debt	1,200.0	1,135.0
Payments on Debt	(1,174.5)	(1,135.0)
Borrowings under Revolving Credit Facilities	381.8	466.9
Payments on Revolving Credit Facilities	(345.9)	(421.0)
Debt Issuance Costs	(16.3)	(7.0)
Other, Net	(0.6)	0.5

Net Cash Provided by Financing Activities	44.5	39.4
EFFECT OF EXCHANGE RATE CHANGES ON CASH	0.5	0.3

Net Increase in Cash and Cash Equivalents	6.5	4.5

Cash and Cash Equivalents at Beginning of Period	9.3	7.3

Cash and Cash Equivalents at End of Period	$15.8	$11.8

Reconciliation of Non-GAAP Financial Measures
The table below sets forth the Company’s earnings before interest expense, income tax expense, equity in the net earnings of the Company’s affiliates, loss on early extinguishment of debt, depreciation and amortization (“EBITDA”), Adjusted EBITDA, and Adjusted Net Income (Loss). Adjusted EBITDA and Adjusted Net Income (Loss) exclude charges associated with the Company’s combination with Altivity Packaging, LLC. The Company’s management believes that the presentation of EBITDA, Adjusted EBITDA and Adjusted Net Income (Loss) provides useful information to investors because these measures are important measures that management uses in assessing the Company’s performance. EBITDA, Adjusted EBITDA and Adjusted Net Income (Loss) are financial measures not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”), and are not measures of net income, operating income, operating performance or liquidity presented in accordance with GAAP. EBITDA, Adjusted EBITDA and Adjusted Net Income (Loss) should be considered in addition to results prepared in accordance with GAAP, but should not be considered substitutes for or superior to GAAP results. In addition, our Adjusted EBITDA and Adjusted Net Income (Loss) may not be comparable to Adjusted EBITDA or similarly titled measures utilized by other companies since such other companies may not calculate Credit Agreement EBITDA in the same manner as we do.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
In Millions	2008	2007	2008	2007

Net Loss	$(4.3)	$(21.3)	$(27.6)	$(60.0)
Add (Subtract):
Income Tax Expense	9.6	6.4	16.0	13.8
Equity in Net Earnings of Affiliates	(0.5)	(0.3)	(0.8)	(0.5)
Interest Expense, Net	57.1	43.0	99.8	86.1
Loss on Early Extinguishment of Debt	—	9.5	—	9.5
Depreciation and Amortization	67.1	50.3	117.7	103.5

EBITDA	129.0	87.6	205.1	152.4
Charges Associated with Combination with Altivity	9.1	—	31.4	—

Adjusted EBITDA	$138.1	$87.6	$236.5	$152.4

Net Loss	$(4.3)	$(21.3)	$(27.6)	$(60.0)
Charges Associated with Combination with Altivity	9.1	—	31.4	—

Adjusted Net Income (Loss)	$4.8	$(21.3)	$3.8	$(60.0)

Per Share — Basic
Net Loss	$(0.01)	$(0.11)	$(0.10)	$(0.30)
Charges Associated with Combination with Altivity	0.02	—	0.11	—

Adjusted Net Income (Loss)	$0.01	$(0.11)	$0.01	$(0.30)

Per Share — Diluted
Net Loss	$(0.01)	$(0.11)	$(0.10)	$(0.30)
Charges Associated with Combination with Altivity	0.02	—	0.11	—

Adjusted Net Income (Loss)	$0.01	$(0.11)	$0.01	$(0.30)

GRAPHIC PACKAGING HOLDING COMPANY
Reconciliation of Non-GAAP Financial Measures (continued)
Pro Forma Results
The following pro forma results for the three months and six months ended June 30, 2007, respectively, and the six months ended June 30, 2008, give effect to Graphic Packaging Corporation’s acquisition of Altivity Packaging, LLC as if it had occurred on January 1, 2007. The Company’s management believes that the pro forma presentation provides useful information to investors that in light of the Company’s recent combination with Altivity Packaging, LLC. The pro forma information is not necessarily indicative of what the combined companies’ results of operations actually would have been if the transaction had been completed on the date indicated.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
In Millions	2008	2007	2008	2007

Net Sales	$1,141.7	$623.1	$1,866.0	$1,207.2
Altivity Net Sales	—	492.8	391.1	978.3

Pro Forma Net Sales	$1,141.7	$1,115.9	$2,257.1	$2,185.5

Pro Forma Net Loss	$(4.3)	$(22.6)	$(48.4)	$(70.3)
Add (Subtract):
Income Tax Expense	9.6	7.0	16.7	14.9
Equity in Net Earnings of Affiliates	(0.5)	(0.3)	(0.8)	(0.5)
Interest Expense, Net	57.1	62.6	131.3	124.9
Loss on Early Extinguishment of Debt	—	9.5	—	9.5
Depreciation and Amortization	67.1	74.2	137.1	152.4

Pro Forma EBITDA	129.0	130.4	235.9	230.9
Charges Associated with Combination with Altivity	9.1	—	31.4	—

Pro Forma Adjusted EBITDA	$138.1	$130.4	$267.3	$230.9

Pro Forma Net Loss	$(4.3)	$(22.6)	$(48.4)	$(70.3)
Charges Associated with Combination with Altivity	9.1	—	31.4	—

Pro Forma Adjusted Net Income (Loss)	$4.8	$(22.6)	$(17.0)	$(70.3)

Per Share — Basic
Pro Forma Net Loss	$(0.01)	$(0.07)	$(0.14)	$(0.21)
Charges Associated with Combination with Altivity	0.02	—	0.09	—

Pro Forma Adjusted Net Income (Loss)	$0.01	$(0.07)	$(0.05)	$(0.21)

Per Share — Diluted
Pro Forma Net Loss	$(0.01)	$(0.07)	$(0.14)	$(0.21)
Charges Associated with Combination with Altivity	0.02	—	0.09	—

Pro Forma Adjusted Net Income (Loss)	$0.01	$(0.07)	$(0.05)	$(0.21)

GRAPHIC PACKAGING HOLDING COMPANY
Reconciliation of Non-GAAP Financial Measures
(Continued)
The Company’s Senior Secured Credit Agreement, or the “Credit Agreement”, and the indentures governing the Company’s 8.5% Senior Notes due 2011 and its 9.5% Senior Subordinated Notes due 2013, collectively, the “Notes”, limit the Company’s ability, among other things, to incur additional indebtedness, dispose of assets, incur guarantee obligations, prepay other indebtedness, make dividend and other restricted payments, create liens, make equity or debt investments, make acquisitions, modify terms of the indentures under which the Notes are issued, engage in mergers or consolidations, change the business conducted by the Company and its subsidiaries, and engage in certain transactions with affiliates. Such restrictions, together with the highly leveraged nature of the Company, could limit the Company’s ability to respond to changing market conditions, fund its capital spending program, provide for unexpected capital investments or take advantage of business opportunities.
Under the terms of the Credit Agreement, as long as any commitment remains outstanding under the revolving credit facility, the Company must comply with a maximum consolidated secured leverage ratio, which is defined as the ratio of: (a) total long-term and short-term indebtedness of the Company and its consolidated subsidiaries as determined in accordance with generally accepted accounting principles in the United States (“GAAP”), plus the aggregate cash proceeds received by the Company and its subsidiaries from any receivables or other securitization but excluding therefrom (i) all unsecured indebtedness, (ii) all subordinated indebtedness permitted to be incurred under the Credit Agreement and (iii) all secured indebtedness of foreign subsidiaries to (b) Adjusted EBITDA, which we refer to as Credit Agreement EBITDA(a). Pursuant to this financial covenant, the Company must maintain a maximum consolidated secured leverage ratio of less than the following:

Maximum Consolidated Secured
Leverage Ratio(a)

January 1, 2008 — September 30, 2008	5.25 to 1.00
October 1, 2008 — September 30, 2009	5.00 to 1.00
October 1, 2009 and thereafter	4.75 to 1.00

(a)	Credit Agreement EBITDA is defined in the Credit Agreement as consolidated net income before consolidated net interest expense, non-cash expenses and charges, total income tax expense, depreciation expense, expense associated with amortization of intangibles and other assets, non-cash provisions for reserves for discontinued operations, extraordinary, unusual or non-recurring gains or losses or charges or credits, gain or loss associated with sale or write-down of assets not in the ordinary course of business, any income or loss accounted for by the equity method of accounting, and projected run rate cost savings, prior to or within a twelve month period.
At June 30, 2008, the Company was in compliance with the financial covenant in the Credit Agreement and the ratio was as follows:
     Consolidated Secured Leverage Ratio — 3.28 to 1.00
The Company’s management believes that the presentation of the consolidated secured leverage ratio and Credit Agreement EBITDA provides useful information to investors because borrowings under the Credit Agreement are a key source of the Company’s liquidity, and the Company’s ability to borrow under the Credit Agreement is dependent on, among other things, its compliance with this financial covenant. Any failure by the Company to comply with this financial covenant could result in an event of default, absent a waiver or amendment from the lenders under such agreement, in which case the lenders may be entitled to declare all amounts owed to be due and payable immediately.
Credit Agreement EBITDA is a financial measure not calculated in accordance with GAAP, and is not a measure of net income, operating income, operating performance or liquidity presented in accordance with GAAP. Credit Agreement EBITDA should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. In addition, our Credit Agreement EBITDA may not be comparable to EBITDA or similarly titled measures utilized by other companies since such other companies may not calculate Credit Agreement EBITDA in the same manner as we do.
The calculations of the components of the maximum consolidated secured leverage ratio for and as of the period ended June 30, 2008 are listed below:

Twelve Months Ended
In millions	June 30, 2008 (a)

Pro Forma Net Loss	$(74.7)
Income Tax Expense	28.0
Interest Expense, Net	246.0
Depreciation and Amortization	289.6
Dividends Received, Net of Earnings of Equity Affiliates	(1.2)
Non-Cash Provisions for Reserves for Discontinued Operations	23.7
Other Non-Cash Charges	6.8
Merger Related Expenses	35.9
Gains/Losses Associated with Sale/Writedown of Assets	(0.2)
Other Non-Recurring/Extraordinary/Unusual Items	69.6
Projected Run Rate Cost Savings	62.4

Credit Agreement EBITDA	$685.9

As of
In millions	June 30, 2008

Short Term Debt	$23.3
Long Term Debt	3,084.9

Total Debt	$3,108.2
Less Adjustment (b)	856.8

Consolidated Secured Indebtedness	$2,251.4

(a)	As defined by the Credit Agreement, this calculation includes the historical results of Altivity for the last twelve months.

As defined by the Credit Agreement, represents projected cost savings expected by the Company to be realized as a result of specific actions taken or expected to be taken prior to or within twelve months of the period in which Credit Agreement EBITDA is to be calculated, net of the amount of actual benefits realized or expected to be realized from such actions.

The terms of the Credit Agreement limit the amount of projected run rate cost savings that may be used in calculating Credit Agreement EBITDA by stipulating that such amount may not exceed the lesser of (i) ten percent of EBITDA as defined in the Credit Agreement for the last twelve-month period (before giving effect to projected run rate cost savings) and (ii) $100 million.

As a result, in calculating Credit Agreement EBITDA above, the Company used projected run rate cost savings of $62.4, or ten percent of EBITDA as calculated in accordance with the Credit Agreement, which amount is lower than total projected cost savings identified by the Company, net of actual benefits realized for the twelve month period ended June 30, 2008. Projected run rate cost savings were calculated by the Company solely for its use in calculating Credit Agreement EBITDA for purposes of determining compliance with the maximum consolidated secured leverage ratio contained in the Credit Agreement and should not be used for any other purpose.

(b)	Represents consolidated indebtedness/securitization that is either (i) unsecured, or (ii) Permitted Subordinated Indebtedness as defined in the Credit Agreement, or secured indebtedness permitted to be incurred by the Company’s foreign subsidiaries per the Credit Agreement.
The Company’s ability to comply in future periods with the financial covenant in the Credit Agreement will depend on its ongoing financial and operating performance, which in turn will be subject to economic conditions and to financial, business and other factors, many of which are beyond the Company’s control, and will be substantially dependent on the selling prices for the Company’s products, raw material and energy costs, and the Company’s ability to successfully implement its overall business strategies, and meet its profitability objective. If a violation of the financial covenant or any of the other covenants occurred, the Company would attempt to obtain a waiver or an amendment from its lenders, although no assurance can be given that the Company would be successful in this regard. The Credit Agreement and the indentures governing the Notes have certain cross-default or cross-acceleration provisions; failure to comply with these covenants in any agreement could result in a violation of such agreement which could, in turn, lead to violations of other agreements pursuant to such cross-default or cross-acceleration provisions. If an event of default occurs, the lenders are entitled to declare all amounts owed to be due and payable immediately. The Credit Agreement is collateralized by substantially all of the Company’s domestic assets.

GRAPHIC PACKAGING HOLDING COMPANY
Unaudited Supplemental Data

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,

2008
Net Tons Sold (000’s):
Paperboard Packaging	508.6	705.5	—	—
Multi-wall Bag	29.4	82.6	—	—
Specialty Packaging (1)	—	—	—	—

Total	538.0	788.1	—	—

Net Sales ($ Millions):
Paperboard Packaging	$657.1	$928.5	$—	$—
Multi-wall Bag	55.0	166.5	—	—
Specialty Packaging	12.2	46.7	—	—

Total	$724.3	$1,141.7	$—	$—

(1)	Tonnage is not applicable to the Specialty Packaging segment due to the nature of products sold (e.g. inks, labels, etc.)

2007
Net Tons Sold (000’s):
Paperboard Packaging	462.3	484.9	470.6	456.1
Multi-wall Bag	12.4	12.0	13.7	13.5
Specialty Packaging	—	—	—	—

Total	474.7	496.9	484.3	469.6

Net Sales ($ Millions):
Paperboard Packaging	$565.0	$604.7	$590.6	$580.3
Multi-wall Bag	19.1	18.4	21.5	21.6
Specialty Packaging	—	—	—	—

Total	$584.1	$623.1	$612.1	$601.9

Note: Tonnage and net sales amounts have been retrospectively adjusted for discontinued operations.

GRAPHIC PACKAGING HOLDING COMPANY
Unaudited Supplemental Data (continued)
Pro Forma Results
The following pro forma results for the three months and six months ended June 30, 2007, respectively, and the six months ended June 30, 2008, give effect to Graphic Packaging Corporation’s acquisition of Altivity Packaging, LLC as if it had occurred on January 1, 2007. The Company’s management believes that the pro forma presentation provides useful information to investors that in light of the Company’s recent combination with Altivity Packaging, LLC. The pro forma information is not necessarily indicative of what the combined companies’ results of operations actually would have been if the transaction had been completed on the date indicated.

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,

2008
Net Tons Sold (000’s):
Paperboard Packaging	696.3	705.5	—	—
Multi-wall Bag	80.4	82.6	—	—
Specialty Packaging (1)	—	—	—	—

Total	776.7	788.1	—	—

Net Sales ($ Millions):
Paperboard Packaging	$900.9	$928.5	$—	$—
Multi-wall Bag	166.4	166.5	—	—
Specialty Packaging	48.1	46.7	—	—

Total	$1,115.4	$1,141.7	$—	$—

(1)	Tonnage is not applicable to the Specialty Packaging segment due to the nature of products sold (e.g. inks, labels, etc.)

2007
Net Tons Sold (000’s):
Paperboard Packaging	700.4	727.5	718.8	702.0
Multi-wall Bag	77.6	77.5	81.7	79.5
Specialty Packaging	—	—	—	—

Total	778.0	805.0	800.5	781.5

Net Sales ($ Millions):
Paperboard Packaging	$868.8	$916.7	$914.9	$877.3
Multi-wall Bag	155.4	152.0	161.5	158.3
Specialty Packaging	45.4	47.2	52.6	48.9

Total	$1,069.6	$1,115.9	$1,129.0	$1,084.5

Note: Tonnage and net sales amounts have been retrospectively adjusted for discontinued operations.